Exhibit 2.06

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

PINNACOR INC.

INTO

MARKETWATCH.COM, INC.

(Pursuant to Section 253 of the
Delaware General Corporation Law)

MarketWatch.com, Inc., a corporation organized and existing under the laws of Delaware (the "Corporation"), does hereby certify that:

FIRST: The Corporation owns all of the outstanding shares of each class of stock of Pinnacor Inc., a Delaware corporation.

SECOND: The Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting held on February 5, 2004, determined to and did merge into itself said Pinnacor Inc., by the adoption thereof:

RESOLVED that MarketWatch.com, Inc. merge, and it hereby does merge, into itself, its wholly owned subsidiary, Pinnacor Inc., and assumes all of the liabilities and obligations of Pinnacor Inc.

RESOLVED that said merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

RESOLVED that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to so merge Pinnacor Inc. and to assume its obligations and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect said merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by a duly authorized officer, this 13th day of February 2004.

MARKETWATCH.COM, INC.

By: /s/ Larry Kramer
Name: Larry Kramer
Title: Chief Executive Officer